Exhibit 99.1

Arbutus Reports Third Quarter 2019 Financial Results and Provides Corporate Update

Conference Call and Webcast Scheduled Today at 8:45 AM ET

Warminster, PA - Nov. 06, 2019 - Arbutus Biopharma Corporation (Nasdaq: ABUS), a Hepatitis B Virus (HBV) therapeutic solutions company, today reports its third quarter 2019 financial results and provides a corporate update.

“We remain committed to our mission of developing a portfolio of assets with differing mechanisms of action that we believe will form the basis for a functional cure of chronic Hepatitis B", said William Collier, Arbutus’ President and Chief Executive Officer. "Our current efforts are focused on completing the Phase 1a/b clinical trial of AB-729, rapidly selecting a next-generation capsid inhibitor for IND-enabling studies to replace our recently discontinued AB-506, evaluating our oral RNA destabilizer, AB-452, as well as next-generation compounds in this class, and research on compounds that inhibit PD-L1.”

Recent Corporate Updates

AB-729

•
In July 2019, the Company initiated a single and multiple dose Phase 1a/1b clinical trial for AB-729, a subcutaneously delivered RNAi agent which has been shown in preclinical models to span all HBV transcripts, reduce all viral antigens, including hepatitis B surface antigen (HBsAg) expression, and inhibit HBV replication. In this trial, which is designed to investigate the safety, tolerability, pharmacokinetics, and pharmacodynamics of AB-729 in healthy volunteers and in subjects with chronic hepatitis B (CHB) infection, AB-729 will be dosed monthly.

•	Preliminary safety data in single-dose cohorts of healthy subjects and safety and efficacy data in single-dose cohorts of subjects with CHB infection are expected in the first quarter of 2020.

Capsid Inhibitors

•
In October 2019, Arbutus announced its decision to discontinue the clinical development of AB-506, an oral capsid inhibitor, in Phase 1a/1b clinical development for the treatment of CHB due to safety observations in a Phase 1a 28-day clinical trial in healthy volunteers. Arbutus intends to present results from the AB-506 Phase 1a/1b clinical trial program at the American Association for the Study of Liver Diseases meeting later this month.

•
Arbutus is evaluating a number of oral next-generation capsid inhibitor compounds with chemical scaffolding different from AB-506 that the Company believes have the potential to contribute to the inhibition of HBV replication as part of a combination regimen. The Company’s objective is to select one of several lead compounds for IND-enabling studies in December of this year.

AB 452

•
Arbutus remains committed to the development of oral RNA-destabilizers that have shown compelling anti-viral effects in multiple HBV preclinical models. AB-452, Arbutus’ lead oral RNA-destabilizer is being evaluated in a repeat 90-day preclinical safety study in two species before making a go/no-go decision. We expect that the results of this study will allow us to make that decision early in 2020. The Company is also continuing to advance back-up compounds with chemical scaffolding different from that of AB-452.

Early R&D Programs

•
Arbutus continues a focused discovery effort on follow-on compounds for its current HBV pipeline, including efforts to identify compounds potentially capable of reawakening patients’ HBV-specific immune response by inhibiting PD-L1.

New Appointment to Arbutus’ Board of Directors

•
Andrew Cheng, M.D., Ph.D., was appointed to the Arbutus Board of Directors. Previously, Dr. Cheng spent nearly two decades at Gilead Sciences, Inc., where he most recently served as Chief Medical Officer and Executive Vice President. Dr. Cheng is currently President and Chief Executive Officer of Akero Therapeutics (Nasdaq: AKRO).

Cash Position and Cash Guidance

•
The Company had approximately $90.1 million in cash and cash equivalents as of September 30, 2019. The discontinuation of the AB-506 development program is anticipated to reduce cash burn in the short term and the Company believes its existing cash and cash equivalents balance is sufficient to fund operations into early 2021.

Financial Results

Cash, Cash Equivalents and Investments

Arbutus had cash, cash equivalents and short-term investments totaling $90.1 million as of September 30, 2019, as compared to $124.6 million as of December 31, 2018. The decreased cash balance was due primarily to the $57.7 million used in operating activities during the first nine months of 2019, partially offset by $18.5 million in net proceeds from the sale of a portion of its royalty entitlement on net sales of ONPATTRO in the third quarter of 2019 and $4.7 million of net proceeds from the issuance of shares under its ATM program. Included in the $57.7 million used in operating activities is a $5.9 million payment for the award rendered in the arbitration proceeding with the University of British Columbia in the third quarter of 2019.

Net Loss

Net loss attributable to common shares for the third quarter of 2019, including non-cash charges of $43.8 million related to the impairment of an in-process research and development ("IPR&D") intangible asset and $22.5 million for the impairment of goodwill described further below, was $85.3 million ($1.50 basic and diluted loss per common share) as compared to $27.1 million ($0.49 basic and diluted loss per common share) for the third quarter of 2018. Net loss attributable to common shares also included non-cash expense for the accrual of coupon on the Company’s convertible preferred shares of $2.8 million in the third quarter of 2019 and $2.6 million in the third quarter of 2018, as well as non-cash expense for a proportionate share of Genevant’s net losses of $3.5 million in the third quarter of 2019 and $2.8 million in the third quarter of 2018.

ONPATTRO Royalty Entitlement

Arbutus has a royalty entitlement on global net sales of ONPATTRO™ (Patisiran) for the lipid nanoparticle delivery (LNP) technology licensed by Arbutus to Alnylam Pharmaceuticals, Inc. (Alnylam) for this product. ONPATTRO is an RNAi therapeutic for the treatment of hereditary ATTR (hATTR) amyloidosis that has been approved by the U.S. Food and Drug Administration and the European Medical Agency. In July 2019, Arbutus sold this royalty entitlement to OCM IP Healthcare Portfolio LP, an affiliate of the Ontario Municipal Employees Retirement System (collectively, OMERS), effective as of January 1, 2019, for $20 million in gross proceeds before advisory fees. OMERS will retain this royalty entitlement until it has received $30 million in royalties, at which point 100% of this royalty entitlement will revert to Arbutus. OMERS has assumed the risk of collecting up to $30 million of future royalty payments from Alnylam and Arbutus is not obligated to reimburse OMERS if they fail to collect any such future royalties. Arbutus recognized the $20 million of gross proceeds from this transaction as a liability, net of transaction costs. The Company is amortizing the liability to non-cash interest expense and will continue to recognize the royalty revenue that Alnylam pays to OMERS as non-cash royalty revenue.

In addition to the royalty entitlement from the Alnylam LNP license agreement, Arbutus is also receiving a second, lower royalty entitlement on global net sales of ONPATTRO originating from a settlement agreement and subsequent license agreement with Acuitas Therapeutics. The royalty entitlement from Acuitas has been retained by Arbutus and is not part of the royalty entitlement sale to OMERS.

Operating Expenses

Research and development expenses were $17.7 million in the third quarter of 2019 compared to $16.6 million in the third quarter of 2018. Research and development expenses in the third quarter of 2019 included costs associated with the Company’s Phase 1a/1b clinical trial for its RNAi agent (AB-729), costs associated with the Company’s Phase 1a/1b clinical trial for its oral capsid inhibitor (AB-506) that was discontinued in October 2019, and toxicology studies for its HBV RNA Destabilizer (AB-452). The increase in research and development expenses was due primarily to increased spending in 2019 for the two Phase 1a/1b clinical trials for AB-729 and AB-506. General and administrative expenses were $3.3 million in the third quarter of 2019 compared to $2.6 million in the third quarter of 2018. The increase in general and administrative expenses was due primarily to increased stock compensation expense and an increase in insurance premiums.

In the third quarter of 2019, the Company also recorded a charge of $6.5 million related to an arbitration award from the Company's arbitration with the University of British Columbia.

Impairment of IPR&D Intangible Assets and Goodwill

The Company has historically carried IPR&D and goodwill from its acquisition of technologies and business combination as assets. All acquired IPR&D intangible assets relate to the Company's covalently closed circular DNA ("cccDNA") program. During the three months ended September 30, 2019, the Company recorded a $43.8 million non-cash impairment expense to reduce the carrying value of its IPR&D intangible assets to zero as of September 30, 2019. The Company also recognized a corresponding income tax benefit of $12.7 million related to the decrease in its deferred tax liability associated with the IPR&D intangible assets. The impairment was due to an indefinite delay in further development of the Company's cccDNA program while the Company focuses on its other development programs.

Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets in connection with the business combination that formed Arbutus. For the third quarter of 2019, the Company assessed the changes in circumstances that occurred during the quarter to determine if it was more likely than not that the fair value of the Company was below its carrying amount. Due to a sustained decrease in the Company's share price in recent months, the Company's market capitalization was reduced below the book value of its net assets and the Company concluded that its fair value was below its carrying amount by an amount in excess of the carrying value of the goodwill. As a result, the Company recorded a $22.5 million non-cash impairment expense to reduce the carrying value of its goodwill asset to zero as of September 30, 2019.

Equity Investment Loss in Genevant

As of September 30, 2019, the Company owned approximately 40% of the common equity of Genevant Sciences Ltd. (Genevant), a company launched with Roivant Sciences Ltd. in April 2018. Arbutus recorded a loss of $3.5 million in the third quarter of 2019 for its proportionate share of Genevant’s net loss. Financial results of Genevant are recorded on a one-quarter lag basis.

Outstanding Shares

The Company had 56,850,172 common shares issued and outstanding as of September 30, 2019. In addition, the Company had approximately 9.1 million stock options outstanding and 1.164 million convertible preferred shares outstanding, which (including the annual 8.75% coupon) will be mandatorily convertible into approximately 23 million common shares on October 18, 2021.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total revenue	$3.1	$1.6	$4.4	$4.3
Operating expenses
Research and development	17.7	16.6	45.2	46.9
General and administrative	3.3	2.6	15.9	10.1
Depreciation	0.5	0.5	1.5	1.7
Site consolidation	0.2	(0.5)	—	3.7
Impairment of intangible assets	43.8	14.8	43.8	14.8
Impairment of goodwill	22.5	—	22.5	—
Arbitration settlement	6.5	—	6.5	—
Loss from operations	$(91.4)	$(32.4)	$(131.0)	$(72.9)
Other income (loss)
Interest income (expense), net	(0.6)	0.7	0.6	2.2
Foreign exchange gain (loss)	—	0.1	0.1	(0.8)
Gain on investment	—	—	—	24.9
Equity investment loss	(3.5)	(2.8)	(11.5)	(2.8)
Change in fair value of contingent consideration	0.3	5.6	0.1	6.3
Total other income (loss)	$(3.8)	$3.6	$(10.7)	$29.8
Income tax benefit	12.7	4.3	12.7	4.3
Net loss (1)	$(82.5)	$(24.5)	$(129.0)	$(38.8)
Accrual of coupon on convertible preferred shares	(2.8)	(2.6)	(8.3)	(7.5)
Net loss attributable to common shareholders	$(85.3)	$(27.1)	$(137.3)	$(46.3)
Loss per share
Basic and diluted	$(1.50)	$(0.49)	$(2.43)	$(0.84)
Weighted average number of common shares
Basic and diluted	56,850,172	55,421,504	56,469,358	55,241,284

(1) Net loss for the three and nine months ended September 30, 2019 included $66.3 million of non-cash expenses related to the impairments of an IPR&D intangible asset and goodwill, partially offset by a corresponding income tax benefit of $12.7 million related to the decrease in a deferred tax liability associated with the IPR&D intangible asset. Net loss for the three and nine months ended September 30, 2018 included $14.8 million of non-cash expense related to the impairment of an IPR&D intangible asset, partially offset by a corresponding income tax benefit of $4.3 million related to the decrease in a deferred tax liability associated with the IPR&D intangible asset.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2019	December 31, 2018
Cash and cash equivalents	$90.1	$36.9
Short-term investments	—	87.7
Accounts receivable and other current assets	4.2	4.6
Current assets	94.3	129.2
Investment in Genevant	11.0	22.2
Property and equipment, net	9.2	10.2
Right of use asset	2.8	—
Intangible assets	—	43.8
Goodwill	—	22.5
Total assets	$117.3	$227.9
Accounts payable and accrued liabilities	$8.2	$9.5
Site consolidation accrual	0.2	1.3
Liability-classified options	0.1	0.5
Lease liability, current	0.3	—
Current liabilities	8.8	11.3
Liability related to sale of future royalties	18.7	—
Deferred rent and inducements, non-current	—	0.6
Contingent consideration	3.0	3.1
Lease liability, non-current	3.1	—
Deferred tax liability	—	12.7
Total stockholders' equity	83.7	200.2
Total liabilities and stockholders' equity	$117.3	$227.9

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss for the period	$(82.5)	$(24.5)	$(129.0)	$(38.8)
Impairment of intangible assets and goodwill	66.3	14.8	66.3	14.8
Deferred income tax benefit	(12.7)	(4.3)	(12.7)	(4.3)
Gain on investment	—	—	—	(24.9)
Equity investment loss	3.5	2.8	11.5	2.8
Other non-cash items	1.8	(3.4)	8.3	2.0
Changes in working capital	0.1	1.4	(2.1)	(2.4)
Net cash used in operating activities	(23.5)	(13.2)	(57.7)	(50.8)
Net cash provided by (used) in investing activities	16.2	24.4	87.2	(48.9)
Net cash provided by financing activities	18.5	0.4	23.6	55.5
Effect of foreign exchange rate changes on cash and cash equivalents	—	0.1	0.1	(0.8)
Net increase (decrease) in cash and cash equivalents	$11.2	$11.7	$53.2	$(45.0)
Cash and cash equivalents, beginning of period	78.9	10.2	36.9	66.9
Cash and cash equivalents, end of period	$90.1	$21.9	$90.1	$21.9
Short-term investments	—	120.1	—	120.1
Total cash, cash equivalents and short-term investments, end of period	$90.1	$142.0	$90.1	$142.0

Conference Call Today

Arbutus will hold a conference call and webcast today, Wednesday, November 6, 2019 at 8:45 AM Eastern Time to provide a corporate update. You can access a live webcast of the call through the Investors section of Arbutus' website at www.arbutusbio.com. Alternatively, you can dial (866) 393-1607 or (914) 495-8556 and reference conference ID 7279188.

An archived webcast will be available on the Arbutus website after the event. Alternatively, you may access a replay of the conference call by calling (855) 859-2056 or (404) 537-3406, and reference conference ID 7279188.

About Arbutus

Arbutus Biopharma Corporation is a publicly traded (Nasdaq: ABUS) biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic Hepatitis B infection. Arbutus is developing multiple drug candidates, each of which have the potential to improve upon the standard of care and contribute to a curative combination regimen. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about our expectation that certain preliminary safety and efficacy data from the Phase 1a/1b clinical trial for AB-729 will be available in the first quarter of 2020; our intention to present results from the AB-506 Phase 1a/1b clinical trial at the AASLD meeting later this month; our objective to select one of several lead capsid inhibitor compounds for IND-enabling studies in December of this year; our expectation that the results from our AB-452 study will allow us to make a go/no-go decision early in 2020; our expectations regarding the initiation, timing and completion of preclinical studies and clinical trials; the sufficiency of our cash and cash equivalents to extend into early 2021; and the potential for our drug candidates to improve upon the standard of care and contribute to a curative combination regimen for chronic HBV.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the timely receipt of expected payments; the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; changes in Arbutus’ strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus' continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media
William H. Collier
President and CEO
Phone: 604-419-3200
Email: ir@arbutusbio.com

Pam Murphy
Investor Relations Consultant
Phone: 604-419-3200
Email: ir@arbutusbio.com